EXHIBIT 10.3.2

NEWFIELD EXPLORATION COMPANY

RESTRICTED STOCK AGREEMENT

      THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of February 12, 2003 and is by and between Newfield Exploration Company (the “Company”) and                                          (“Employee”).

      1. GRANT.

          (a) Restricted Shares. Pursuant to the Company’s 2000 Omnibus Stock Plan (as amended, the “Plan”),                      shares of the Company’s common stock, par value $.01, will be issued in Employee’s name subject to the Forfeiture Restrictions described in Section 2(a) below (the “Restricted Shares”).

          (b) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that the issuance of the Restricted Shares pursuant to this Agreement shall be subject to all of the terms and provisions of the Plan (including any future amendments thereof), which terms and provisions are incorporated herein for all purposes. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

      2. RESTRICTIONS. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

          (a) Forfeiture Restrictions. Except as otherwise provided in Paragraphs V and IX of the Plan, (i) the Restricted Shares shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of to the extent then subject to Forfeiture Restrictions and (ii) if Employee’s employment with the Company and its subsidiaries is terminated for any reason (including as described in the last sentence of Paragraph XI(b) of the Plan) other than the death or permanent and total disability (within the meaning of section 22(e)(3) of the Code) (“Disability”) of Employee, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.” Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

          (b) Lapse of Forfeiture Restrictions—Death or Disability. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Securities shall lapse upon the death or Disability of Employee.

          (c) Lapse of Forfeiture Restrictions—Cliff Vesting. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Securities shall lapse on January 31, 2012.

          (d) Lapse of Forfeiture Restrictions—Stockholder Return. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Securities shall lapse in accordance with the following schedule:

		Percentage of Restricted
		Shares Subject to
		Forfeiture Restrictions as
		to which Forfeiture
Measurement period	TSR Rank	Restrictions Lapse
36 Months Ending January 31, 2006	Top 25%	100%
	Top 33.3%	50%
	Top 50%	33 1/3%
	50% or Below	0%

48 Months Ending January 31, 2007	Top 25%	100%
	Top 33.3%	80%
	Top 50%	50%
	50% or Below	0%
60 Months Ending January 31, 2008	Top 25%	100%
72 Months Ending January 31, 2009	Top 33.3%	100%
90 Months Ending January 31, 2010	Top 50%	50%
102 Months Ending January 31, 2011	50% or Below	0%

               (i) Forfeiture Restrictions shall lapse as of the February 1 immediately following the last day of the applicable Measurement Period set forth in the schedule above with respect to that percentage of the Restricted Shares that continue to be subject to Forfeiture Restrictions corresponding to the highest TSR Rank (with Top 25% being the highest, Top 33.3% being the second highest, etc.) applicable to the Company for such Measurement Period if the Committee certifies that such TSR Rank has been achieved for such Measurement Period.

               (ii) “Initial Peer Group” means the following companies and their successors: Pogo Producing Company, Noble Energy, Inc., Houston Exploration Co., Stone Energy Corporation, XTO Energy Inc., Westport Resources, CABOT Oil & Gas, EOG Resources, Inc., Forest Oil Corporation, Chesapeake Energy Corporation, Swift Energy Company, St. Mary Land & Exploration Company, Pioneer Natural Resources, Tom Brown Inc., Kerr-McGee Corporation, Apache Corporation, Burlington Resources Inc., Anadarko Petroleum Corporation, Devon Energy Corporation and Murphy Oil Corporation and any other company or companies designated in writing by the Committee from time to time.

               (iii) “Qualified Peer Company” means each company included in the Initial Peer Group that (A) has been listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period and (B) has not at any time during the relevant Measurement Period had a significant change in its capital structure or ownership as a result of a merger, consolidation, recapitalization, reorganization or similar transaction such that, in the discretion of the Committee, such company should no longer be considered a peer of the Company.

               (iv) “Qualified Peer Group” means each Qualified Peer Company; provided that, if there are more than 15 Qualified Peer Companies at the end of the relevant Measurement Period, then only the first 15 Qualified Peer Companies (taken in order from the list of companies in the definition of “Initial Peer Group” and then, if still less than 15, in the order designated by the Committee) shall comprise the Qualified Peer Group for such Measurement Period.

               (v) “TSR Rank” means the result (expressed as a percentage) obtained by dividing (A) the Company’s rank from one to one plus the number of companies comprising the Qualified Peer Group for the relevant Measurement Period with the Company and each such other company ranked from best to worst based on each such company’s Total Stockholder Return for such Measurement Period by (B) one greater than the number of companies comprising the Qualified Peer Group for such Measurement Period.

               (vi) “Total Stockholder—Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to the common stock of the Company and each company in the Qualified Peer Group for such Measurement Period if (A) $100 were invested in the common stock of each such company at the beginning of such Measurement Period based on the closing price of the applicable common stock on January 31, 2003, (B) all dividends declared with respect to a particular common stock during such Measurement Period are reinvested in such common stock as of the payment date for such dividends (using the closing price for such common stock on such payment date) and (C) the per share valuation of such common stock at the end of such Measurement Period equals the closing price on the last trading day occurring on or before the last January 31 of such Measurement Period.

          (e) Certificates. A certificate evidencing the Restricted Shares will be issued by the Company in Employee’s name, pursuant to which Employee shall have voting rights and receive dividends. The certificate may bear a legend reciting or incorporating Forfeiture Restrictions and any other legends the Company believes are appropriate, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company (or such other person as may be designated by the Committee) as a depositary for safekeeping until Forfeiture Restrictions lapse or forfeiture occurs pursuant to the terms of the Plan and this Agreement. At the Company’s request, Employee shall execute and deliver a stock power, in blank, with respect to the Restricted Shares, and the Company may exercise such stock power in the event of forfeiture. Upon the lapse of Forfeiture Restrictions without forfeiture, the Company will cause a new certificate or certificates to be issued without legend in the name of Employee.

      3. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Employee in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.

      4. TAX ELECTION. If Employee makes the election authorized by section 83(b) of the Internal Revenue Code of 1986, as amended, Employee shall submit to the Company a copy of the statement filed by Employee to make such election.

      5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY
By:
David A. Trice
President and Chief Executive Officer

[Employee]

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